UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
COMMERCIAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)
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{COMMERCIAL BANCSHARES, INC. STATIONERY}
April 2, 2008
Dear Fellow Shareholder:
          You are cordially invited to attend the Annual Meeting of Shareholders of Commercial Bancshares, Inc. at 4:30 p.m. on Wednesday, May 7, 2008. The meeting will be held at the Company’s and Bank’s headquarters located at 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351.
          This is a particularly important shareholder meeting for me as it will be the first one I am attending since joining the Company as Chief Executive Officer. Along with the other members of the Board of Directors and management, I look forward to greeting those shareholders who are able to attend in person.
          Commercial Bancshares has come through a challenging year, and your Board of Directors and management team have developed plans to address several important goals. These include improving profitability, enhancing shareholder value and continuing to grow in the markets we serve. We will provide further details of our plans in the near future.
          Please note that a shareholder proposal has been included in this year’s proxy materials as required under the rules of the SEC. The proposal asks shareholders to approve a plan to hire an outside firm to attempt to sell the Company. Further, a relative of the person advancing the shareholder proposal is attempting to replace one of your current directors with himself, a shareholder who has no indicated banking experience. As stated in the proxy materials, we believe that the shareholder proposal is not appropriate. Further we feel that seating an inexperienced director at such a sensitive time in the economic cycle, particularly one who appears to have an agenda significantly different than the rest of the Board, would be ill advised. We request that you vote against the shareholder proposal (proposal 2) and for the nominees to the Board of Directors listed in the proxy statement.
          Thank you for your consideration and support. We look forward to seeing you at the annual meeting.
On behalf of the Board of Directors,
Robert E. Beach
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Wednesday, May 7, 2008
To Our Shareholders:
          Notice is hereby given that the Annual Meeting (the “Meeting”) of Shareholders of Commercial Bancshares, Inc., an Ohio corporation (the “Company”), will be held at the main office of The Commercial Savings Bank, 118 South Sandusky Avenue, Upper Sandusky, Ohio on Wednesday, May 7, 2008 at 4:30 p.m. local time for the following purposes:
(1)	To elect four (4) Directors to serve as Class II Directors until the 2011 Annual Meeting of Shareholders and/or until their successors are duly elected and qualified;

(2)	To consider a proposal recommended by a shareholder;

(3)	To grant the proxy holders the right to vote proxies to postpone or adjourn the Annual Meeting of the Company if such persons decide, in their sole and absolute discretion, that such action is in the best interest of the Company and its shareholders; and

(4)	To transact such other business as may properly come before the Meeting or any adjournment thereof.
          Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2007 Annual Report of the Company is also enclosed for your review. Shareholders of record at the close of business on March 12, 2008 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.
          All Shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign, date and return the enclosed Proxy form promptly to assure the presence of a quorum. A postage-paid envelope has been enclosed for your convenience. You may revoke your Proxy at any time prior to the Proxy being voted at the Meeting by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting and voting in person.

By Order of the Board of Directors

Upper Sandusky, Ohio	David J. Browne
April 2, 2008	Corporate Secretary

COMMERCIAL BANCSHARES, INC.
118 South Sandusky Avenue
Upper Sandusky, Ohio 43351
(419) 294-5781
PROXY STATEMENT
Time, Date, and Place of Meeting
          The Board of Directors of Commercial Bancshares, Inc. (the “Company”), an Ohio corporation, is furnishing you with these proxy materials in connection with the solicitation of proxies to be voted at the Company’s 2008 Annual Meeting of Shareholders (the “Meeting”).
          You are invited to attend the Meeting that will be held at 4:30 p.m. on Wednesday, May 7, 2008 at the main office of The Commercial Savings Bank (the “Bank”), which is also the principal executive offices of the Company, located at 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351.
          This Proxy Statement and form of proxy are being mailed to Shareholders on or about April 2, 2008.
Shareholders Entitled to Vote
          Shareholders of record at the close of business on March 12, 2008 are entitled to receive these proxy materials and to vote their shares at the Meeting. As of that date, there were 1,136,396 shares of the Company’s stock outstanding. Each share of common stock is entitled to one vote on each matter brought before the Meeting.
Voting Your Shares
          Your vote is important. You may vote your shares by attending the Meeting and voting your shares in person or by completing and returning your form of proxy as follows:
•	Mark your voting preference,

•	Sign and date your proxy form, and

•	Return the proxy ballot to the main office of the Company prior to the Meeting. A postage paid envelope is enclosed for your convenience.
          If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy from the holder of record to be able to vote at the Meeting.
          If you return your signed proxy but do not indicate your voting preferences, the persons named in the proxy will vote in accordance with the Directors’ recommendations.
          You may revoke your proxy at any time before it is exercised by:
•	Delivering a signed revocation to the Company,

•	Submitting a later dated proxy, or

•	Attending the Meeting and voting your shares in person.

          The Board of Directors of the Company is soliciting proxies. Proxies may be solicited on behalf of the Company by its directors, officers, and employees who will not be paid additional compensation for such efforts. Proxies may be solicited personally, by fax, by electronic mail (e-mail) or by telephone, in addition to the use of the mails. The Company will bear the costs of soliciting proxies.
          The number of shareholders present, either in person or by proxy, will constitute a quorum for the purpose of electing directors pursuant to Proposal 1. The four (4) nominees for director who receive the largest number of votes cast “For” will be elected as directors. Shares represented at the Meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no impact on the outcome of the election of directors.
          A majority of the issued and outstanding shares of the Company represented in person or by proxy will constitute a quorum for the purpose of considering and acting upon Proposals 2 and 3. Each of Proposals 2 and 3 will be determined by the vote of the holders of a majority of such voting shares as are represented in person or by proxy. Shares represented at the Meeting in person but not voted with respect to either Proposal 2 or 3, or represented at the Meeting by proxy indicating an intention to “Abstain” from voting for either Proposal 2 or 3, will effectively constitute votes cast “Against” such proposals. Shares represented at the Meeting by proxy and specifying no choice with respect to Proposal 2 will be cast by the proxy holder or holders “Against” such proposal. Shares represented at the Meeting by proxy and specifying no choice with respect to Proposal 3 will be cast by the proxy holder or holders “For” such proposal.
          All votes will be tabulated by the inspectors of election appointed for the Meeting. Abstentions and nonvotes will be counted for purposes of determining the presence of a quorum.
Voting Securities and Principal Holders Thereof
          The following is a table reflecting all Shareholders, to the best knowledge of the Company’s Management, owning beneficially five percent (5%) or more of the Company’s issued and outstanding Common Stock as of March 12, 2008.

Name and Address of Beneficial Owner	Type of Class	Beneficial Ownership of Stock	Percent of Class
Myers Properties Limited Partnership	Common Stock without par value	67,887(1)	5.9%
30062 Morningside Drive Perrysburg, Ohio 43551

(1)	The general partner of Myers Properties Limited Partnership is Barbara K. Emerson, 30062 Morningside Drive, Perrysburg, Ohio 43551. Ms. Emerson is the spouse of Edwin G. Emerson, a Class I Director of the Company.
Board and Committee Membership
          During 2007, the Board of Directors of the Company met 12 times and had several ongoing committees. These committees include a Human Resources Committee (which acts as the Company’s compensation committee), an Audit Committee and Corporate Governance/Nominating Committee.

All of our Directors attended at least seventy-five percent (75%) of the meetings of the Board and the Committees on which they served in 2007.
          The following table reflects the membership of the Company’s Board and Audit, Human Resources, and Corporate Governance/Nominating Committees, and the number of times the Company’s Board and these committees met in 2007:

			Human	Corporate Governance/
Name	Board	Audit	Resources	Nominating
Mr. Beach	X
Mr. Berg	X
Mr. Bremyer	X	X		X
Ms. Child	X		X
Mr. Dillon	X	X
Mr. Emerson	X			X
Ms. Grafmiller	X			X
Mr. Kimmel	X
Mr. Kinnett	X	X	X*
Mr. Mastro	X		X	X*
Mr. Sheaffer	X		X
Mr. Shope	X	X*
2007 Meetings	12	4	5	1

*	Denotes Chairperson of Board or Committee
Committees of the Board
Audit Committee
          During 2007, the Audit Committee was comprised of four directors. The Board of Directors has established the Audit Committee for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of its financial statements. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under the Securities and Exchange Commission (“SEC”) rules for audit committees under the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”) and as defined by the Nasdaq listing standards. The Board has determined that Mr. Shope meets the definition of “audit committee financial expert” as defined by rules adopted by the SEC under the Sarbanes Act and is independent as described in the preceding sentence. A copy of the charter for the Audit Committee is available on the Company’s website at www.csbanking.com.
          The duties and responsibilities of the Audit Committee include:
•	Oversight of the Company’s and Bank’s internal accounting and operational controls, as well as financial and regulatory reporting.

•	The selection and termination of the independent registered public accounting firm to serve as the external auditor for the Company and the Bank.

•	Reviewing the financial statements and audit findings and taking any action considered appropriate by the Committee.

•	Performing oversight functions as requested by the full Board of Directors.

•	Reporting activities performed by the Committee to the full Board of Directors.
Corporate Governance/Nominating Committee
          During 2007, the Corporate Governance/Nominating Committee was comprised of four directors. The Board has determined that each of the members of this Committee is “independent” as defined by Nasdaq listing standards. A copy of the charter for the Corporate Governance/Nominating Committee is available on the Company’s website at www.csbanking.com.
          This Committee assists the full Board of Directors in fulfilling its responsibilities to ensure that the Company is governed in a manner consistent with the interest of its shareholders. This Committee is, among other things, responsible for advising the Board with respect to (i) Board organizations and function, (ii) committee structure, membership, and operations, (iii) succession planning for executive officers of the Company, (iv) evaluating and making recommendations to the Board of Directors for the selection of nominees to serve as directors, and (v) other matters relating to corporate governance and the rights and interests of the Company’s shareholders.
          The Corporate Governance/Nominating Committee of the Board of Directors recommends director candidates to the Board of Directors for nomination. The Committee will investigate and assess the background and skills of potential candidates. The Corporate Governance/Nominating Committee is empowered to engage a third party search firm to assist it in identifying candidates, but the Committee currently believes that the existing directors and executive management of the Company and the Bank have sufficient networks of business contacts to identify candidates. Upon identifying a candidate for serious consideration, one or more members of the Corporate Governance/Nominating Committee would interview such candidate. If a candidate merits further consideration, the candidate would subsequently meet with some of the other Directors. The Corporate Governance/Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to recommend the candidate to the Board of Directors for nomination.
          The Corporate Governance/Nominating Committee’s charter sets forth criteria for Directors, including the following minimum qualifications: independence (a sufficient number of the Directors must be independent to be available to serve on committees of the Board of Directors the charters of which require director independence); high character and integrity; freedom from conflicts of interest that interfere with the performance of duties as a Director; willingness to devote sufficient time to fulfilling duties as a Director; and the capacity and desire to represent the interests of all shareholders. The Corporate Governance/Nominating Committee has not actively solicited recommendations from the Company’s shareholders for nominees nor established any policy or procedures for this purpose. The Committee has determined that based upon the Company’s size and the accessibility of the directors and executive management to the shareholders, no such policy or procedures are presently required.

          Shareholders may nominate persons for election to the Board of Directors by following the procedures contained in the Company’s Code of Regulations. These procedures are discussed in this proxy statement under the section captioned “Shareholder Proposals for Next Annual Meeting.”
          The Corporate Governance/Nominating Committee has not hired any director search firm in 2008 and, accordingly, paid no fees to any such company. As indicated above, however, the Corporate Governance/Nominating Committee may do so in the future if necessary.
          Neither the Board nor the Corporate Governance/Nominating Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2007, all Company Directors, with the exception of one, attended the Annual Meeting.
Human Resources Committee
          This Committee consists of four directors, and is responsible for discharging the responsibilities of the board with respect to the compensation of executive officers and the overall development of the Company’s employee compensation and benefit strategies. In 2007 the Human Resources Committee members were Stanley K. Kinnett, Chairman, Lynn R. Child, Michael A. Mastro and Richard A. Sheaffer. The Committee’s principal objectives in determining compensation are to attract, reward and retain key executive officers, to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives to achieve the overall goal of enhancing shareholder value. The committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals, and sets their compensation based upon the evaluation of their performance. This Committee also makes recommendations relating to the award of stock options and other equity-based compensation. In evaluating executive officer pay, the committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation are approved by the Human Resources Committee and recommended to the full Board for ratification.
          The Board has determined that each of the members of this Committee is “independent” as defined by Nasdaq listing standards, except for Ms. Child. The Board of Directors made a decision to allow Ms. Child to serve on this Committee providing an exception from the Committee charter that each member should be independent. A copy of the charter for the Human Resources Committee is available on the Company’s website at www.csbanking.com.
Other Committees
          In addition to the above-named committees, the Board of Directors of the Company has an Executive Committee and the Board of Directors of the Bank also has the following committees: Loan, Asset and Liability, Technology and Building.

Director Compensation

	Fees Earned or
Name	Paid in Cash ($)	Total ($)

Robert E. Beach (1)	$1,833	$1,833
Daniel E. Berg	$11,000	$11,000
John W. Bremyer(2)	$11,000	$11,000
Lynn R. Child(3)	$11,000	$11,000
Mark Dillon(4)	$11,000	$11,000
Edwin G. Emerson	$11,000	$11,000
Deborah J. Grafmiller	$14,500	$14,500
Kurt D. Kimmel(5)	$12,750	$12,750
Stanley K. Kinnett(6)	$12,660	$12,660
Michael A. Mastro(7)	$11,000	$11,000
Richard A. Sheaffer	$14,500	$14,500
Douglas C. Smith (8)	$7,250	$7,250

(1)	Mr. Beach was appointed to the Board of Directors at its November, 2007 meeting.

(2)	Mr. Breymer deferred the entire $11,000 earned for his service as a director into the Commercial Savings Bank Deferred Compensation Plan. Under the terms of that plan, directors who make an irrevocable election prior to the first day of each calendar year receive, in lieu of cash, shares of stock of the Company in equivalent value for their service as a director. The terms of this plan are described more fully in the section to this Proxy Statement captioned “Deferred Compensation Plan.”

(3)	Ms. Child deferred $5,500 earned for her service as a director into the Commercial Savings Bank Deferred Compensation Plan.

(4)	Mr. Dillon deferred the entire $11,000 earned for his service as a director into the Commercial Savings Bank Deferred Compensation Plan.

(5)	Mr. Kimmel deferred $3,187 earned for his service as a director into the Commercial Savings Bank Deferred Compensation Plan.

(6)	Mr. Kinnett deferred $6,285 earned for his service as a director into the Commercial Savings Bank Deferred Compensation Plan.

(7)	Mr. Mastro deferred $5,500 earned for his service as a director into the Commercial Savings Bank Deferred Compensation Plan.

(8)	Mr. Smith served on the Board of Directors of the Company until his resignation on May 15, 2007.
Director Compensation Discussion
          In 2007, each director of the Company received a base amount of $11,000 for service on the Board and Board Committees. Members of the Board serving on the Bank’s Loan Committee (which met with the most frequency), received $14,500 for all services as a director, with the exception of Mr. Kimmel, who received $12,750 for service on that committee for part of 2007. Mr. Shope, the Board’s Chairman and audit committee financial expert, received $16,250 for all service on the Board and Board Committees. Because Mr. Shope served as interim President and CEO of the Company for a part of 2007, information regarding his compensation is discussed below in the Summary Compensation Table. Mr. Kinnett received $12,660 for service as Vice Chairman of the Board. Directors of the Company are permitted to defer all or part of the fees paid for service on the Company’s Board under the Company’s Deferred Compensation Plan, which is more fully described under the heading “Deferred Compensation Plan” below.

Director Independence and Related Party Transactions
Director Independence
          The Corporate Governance/Nominating Committee of the Board of Directors of the Company undertakes a review of director independence annually and reports on its findings to the full board in connection with its recommendation of nominees for election to the Board of Directors. Based upon this review, the Board of Directors has determined that all directors are “independent,” as defined by Nasdaq listing standards, except Ms. Child for the reasons noted below. In making its determination regarding the independence of the directors and nominees for director, the Corporate Governance/Nominating Committee reviewed and the Board considered the following specific relationships.
Transactions with Related Parties
          The Bank has had in 2007, and expects to continue in the future, banking relationships in the ordinary course of business with directors, officers, and principal shareholders of the Company and Bank. These relationships are carried out on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers and do not involve more than the normal risk of collectability or present other unfavorable features.
          From time to time in 2007, management of the Bank and Company consulted with Shumaker, Loop & Kendrick, LLP, a law firm located in Toledo, Ohio, for certain legal matters. Director Edwin G. Emerson is “of counsel” to that law firm and Gregory J. Shope, son of Class III Director Michael A. Shope, is an associate with that law firm. The Bank also engaged the services of Certified Appraisal Service, an appraisal firm in which Director Deborah J. Grafmiller was a co-owner. The Bank and certain other mortgage companies initiating loans for the Bank used this firm for obtaining appraisals of real estate relating to secured loans made to borrowers in the ordinary course of the Bank’s business. The Board of Directors has determined that each of Mr. Emerson, Mr. Shope and Ms. Grafmiller still are independent, notwithstanding such relationships with the Company and the Bank.
          The Bank uses the services of CentraComm Communications, Ltd. in providing computer network connectivity and security services. Director Lynn R. Child is the Chief Executive Officer of that company. CentraComm Communications, Ltd. received $218,423 for its services to the Bank in 2007. The Board of Directors has determined that because of such relationship, Ms. Child is not independent. Except for the specific transaction described above, no director, executive officer or beneficial owner of more than five percent of the Company’s outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such a loan transaction as described) with the Company during 2007, or proposes to engage in any transaction with the Company, in which the amount involved exceeds $120,000.
Proposal 1 Election of Directors
          The Board of Directors is divided into three classes. The terms of each class expire at successive annual meetings. The term of Class II Directors of the Company expires this year.

          You may vote for up to four (4) nominees to serve as Class II Directors, whose terms, upon election, will expire at the 2011 Annual Meeting of Shareholders. The Board proposes the following nominees for election:
•	Daniel E. Berg

•	Lynn R. Child

•	Mark E. Dillon

•	Kurt D. Kimmel
          If you return the enclosed proxy form properly executed without an indication that your vote should be withheld for any or all of the nominees, the persons named on the enclosed proxy form will vote your proxy for the election of the above-mentioned nominees for Class II Directors.
          We expect that each nominee for election as a Class II Director will be able to serve if elected. However, if any nominee is unable to serve, proxies will be voted for the remaining nominees and may be voted for substitute nominees that the Board may recommend.

          The Board of Directors recommends that you vote FOR the election of these nominees as Class II Directors of the Company. The four (4) nominees receiving the highest number of votes at the Meeting will be elected as Class II Directors.
[The remainder of this page intentionally left blank.]

Information Relating to Nominees and other Directors
          The following tables set forth certain information relating to the nominees and other members of the Board of Directors whose terms of office continue after the Meeting. This information includes the age, principal occupation, and beneficial ownership of the Company’s voting securities.
Class II Nominees
(Terms Expiring in 2011)

		Principal Occupation		Beneficial
		During Last Five	Director	Ownership of Common
Name of Director	Age	Years	Since(1)	Stock(2)	Percent of Class
Daniel E. Berg	53	Director of Operations, Tower Automotive, (manufacturer of automotive products) Upper Sandusky/Bluffton, Ohio	1990	4,311 (3)	*

Lynn R. Child	54	Chief Executive Officer, CentraComm Communications, Ltd., (provider of connectivity, web hosting, and other internet related services), Findlay, Ohio	2002	1,149 (4)	*

Mark Dillon	54	President, Fairborn U.S.A., (manufacturer of loading dock enclosures), Upper Sandusky, Ohio	1990	8,497 (5)	*

Kurt D. Kimmel	50	President, Kimmel Cleaners, Inc. (commercial and retail laundry and dry cleaning business) Upper Sandusky, Ohio	2005	1,613 (6)	*

*	Ownership less than 1% of the class.

(1)	Directorships were with the Bank alone until April 13, 1995 and with the Bank and the Company since such date.

(2)	All shares are held of record with sole voting and investment power unless otherwise indicated. Beneficial ownership numbers are as of March 12, 2008. Participants in the Company’s nonqualified deferred compensation plan have no voting or investment powers for shares held under that plan. Participant holdings under the Company’s nonqualified deferred compensation plan have been rounded down to reflect only whole shares held under that Plan.

(3)	Includes 3 shares for which Mr. Berg has shared voting and investment power and 2,564 shares held under the Company’s nonqualified deferred compensation plan.

(4)	Includes 1,049 shares held under the Company’s nonqualified deferred compensation plan.

(5)	Includes 4,504 shares held under the Company’s nonqualified deferred compensation plan.

(6)	Includes 1,134 shares for which Mr. Kimmel has shared voting and investment power, and 275 shares held under the Company’s nonqualified deferred compensation plan.

Class III Directors
(Terms Expiring in 2009)

		Principal		Beneficial
		Occupation During	Director	Ownership of Common
Name of Director	Age	Last Five Years	Since (1)	Stock (2)	Percent of Class
John W. Bremyer	45	Doctor of Podiatric Medicine, Tiffin, Ohio	2004	13,344 (3)	1.2%

Stanley K. Kinnett	51	President and CEO, Dixie Southern Constructors. (steel fabrication), Duette, Florida; Former Division Vice-President, Whirlpool Corporation, Marion Division, Marion, Ohio	2006	554 (4)	*

Richard A. Sheaffer	65	President, R.A. Sheaffer, Inc. (family farming corporation), Morral, Ohio	1976	6,773 (5)	*

Michael A. Shope	63	Retired, Former CFO, Walbro Corporation (designer and manufacturer of automobile parts), Auburn Hills, Michigan	2002	1,855(6)	*

*	Ownership of less than 1% of the class.

(1)	Directorships were with the Bank alone until April 13, 1995 and with the Bank and the Company since such date.

(2)	All shares are held of record with sole voting and investment power unless otherwise indicated. Beneficial ownership numbers are as of March 12, 2008. Participants in the Company’s nonqualified deferred compensation plan have no voting or investment powers for shares held under that plan. Participant holdings under the Company’s nonqualified deferred compensation plan have been rounded down to reflect only whole shares held under that Plan.

(3)	Includes 12 shares for which Dr. Bremyer has shared voting and investment power, and 1,476 shares held under the Company’s nonqualified deferred compensation plan.

(4)	Includes 454 shares held under the Company’s nonqualified deferred compensation plan.

(5)	Includes 3,949 shares for which Mr. Sheaffer has shared voting and investment power and 1,983 shares held under the Company’s nonqualified deferred compensation plan.

(6)	Includes 555 shares held under the Company’s nonqualified deferred compensation plan.

Class I Directors
(Terms Expiring in 2010)

		Principal		Beneficial
		Occupation During	Director	Ownership of Common
Name of Director	Age	Last Five Years	Since (1)	Stock (2)	Percent of Class
Robert E. Beach	55	President and CEO of Commercial Savings Bank, Upper Sandusky, Ohio; since November 2007; previously was Area President of KeyBank, Findlay, Ohio 1990 — November, 2007.	2007	850	*

Edwin G. Emerson	69	Attorney, Of Counsel, Shumaker, Loop & Kendrick, LLP, Toledo, Ohio	1985	3,840 (3)	*

Deborah J. Grafmiller	57	Appraiser, Professional Appraisal Services, Findlay, Ohio; Owner, Gillen-Grafmiller Realty, Inc., Upper Sandusky, Ohio	1997	2,101 (4)	*

Michael A. Mastro	50	President and CEO, TLM Management, Inc., MICALO, Inc., LoMi Enterprises, LLC, BWW-Findlay, LLC (restaurant management), Marion, Ohio	1995	2,835 (5)	*

*	Ownership of less than 1% of the class.

(1)	Directorships were with the Bank alone until April 13, 1995 and with the Bank and the Company since such date.

(2)	All shares are held of record with sole voting and investment power unless otherwise indicated. Beneficial ownership numbers are as of March 12, 2008. Participants in the Company’s nonqualified deferred compensation plan have no voting or investment powers for shares held under that plan. Participant holdings under the Company’s nonqualified deferred compensation plan have been rounded down to reflect only whole shares held under that Plan.

(3)	Includes 1,964 shares for which Mr. Emerson has shared voting and investment power and 1,468 shares held under the Company’s nonqualified deferred compensation plan. Mr. Emerson’s spouse, Barbara K. Emerson, is the general partner of Myers Properties Limited Partnership (the “Partnership”) that owns 67,887 shares of common stock of the Company. Mr. Emerson disclaims beneficial ownership of the Partnership shares.

(4)	Includes 602 shares for which Ms. Grafmiller has shared voting and investment power and 1,034 shares held under the Company’s nonqualified deferred compensation plan.

(5)	Includes 445 shares for which Mr. Mastro has shared voting and investment power and 2,147 shares held under the Company’s nonqualified deferred compensation plan.

Proposal 2 Shareholder Proposal
          The Company has received a nonbinding shareholder proposal. The author and proponent of the proposal is Stanley W. Joehlin, 24678 W. Curtice Road, Curtice, Ohio, 43412 (the “Proponent”). The Proponent has stated that he beneficially owns 4,125 shares of the Company’s stock. We have included the proposal as required by the rules of the Securities and Exchange Commission. The Company disclaims any responsibility for the content of this proposal and the statements made by the Proponent.
Your Board of Directors unanimously recommends a vote against this shareholder proposal. Your Board strongly opposes the proposal because it believes that it is based on faulty premises and that adoption of the proposal would not be in the best interests of the Company’s shareholders.
          Proposal
“RESOLVED, that the shareholders of Commercial Bancshares, Inc. (the “Company”) recommend, authorize and encourage the Board of Directors of the Company to seek proposals from independent, qualified outside firms and engage one of such firms to assist the Company in seeking an acquirer for the Company.”
               Proponent’s Supporting Statement
Reasons for this proposal are as follows:
•	The inability to retain top management. During the year of 2007, the board oversaw the resignations of Richard Sheaffer as Chairman, Philip Kinley as President, and Ron Wilson as Executive Vice President.

•	As of June 30, 2007 the $0.19 per share dividend had not been increased for the past 23 quarters or 5.75 years. This has a negative impact on the investment quality. This is not a policy put forth by a board of directors whose goal is the appreciation of the value of the stock in the company.

•	On December 31, 2005 the assets of the bank totaled $303,447,000.00. The assets have shrunk by 12.47% to $265,604,000.00 as reported June 30, 2007.

•	Year to date loss as of June 30, 2007 was approximately $108,000.00. These losses were partially incurred by loaning funds to out of area residents.

•	Lack of ownership of stock by the board of directors. This portrays a lack of confidence in their own ability to direct the company. According to the 2007 Proxy Statement, the board reported ownership of 44,013 shares, or 3.84% of shares outstanding. Included in those numbers are the 15,940 shares that comprise 1.39% of shares outstanding purchased under the company’s nonqualified deferred compensation plan. Three directors each owned 100 shares of stock or less outside of their nonqualified deferred compensation plan. Those same three directors owned a combined total of 1,198 shares when including the plan.

•	The board of directors increased the amount of their director’s fees from Commercial Bancshares, Inc. by $1,000.00 per year effective January 1, 2006. This is an inappropriate act considering the aforementioned failures.
          The Commercial Savings Bank, the wholly-owned subsidiary of the Company, has locations in Upper Sandusky, Marion, Findlay, Harpster, Carey, and Westerville; all established communities bordering route 23 giving the company an excellent footprint. This leads to the conclusion that lack of leadership from the board is stifling the success of the Company. Decisions regarding management, lending policy, as well as dividend policy, fall within the board’s scope of responsibility. The decisions to reward directors who have little vested interest in the Company with an increase in directors fees during an unsuccessful year, coupled with the decision not to reward shareholders’ patience with a dividend increase for the past 23 quarters explicitly demonstrates the priorities of this board.
          Shareholders will continually have to question the future of their investment with the existing board in place. I propose, we the shareholders, recommend, authorize and encourage the board to seek proposals from superior companies to acquire Commercial Bancshares, Inc. so that we may realize an improved investment value for all stockholders.
Statement of Board of Directors in Opposition to Shareholder Proposal
          Your Board of Directors unanimously recommends a vote against the proposal submitted by the Proponent on the basis that engaging an outside firm to assist the Company in seeking an acquirer would be unlikely to maximize shareholder value at this time. The Board of Directors recognizes and shares the frustration felt by shareholders regarding the Company’s recent performance. The Board would like to emphasize that it is steadfastly committed to returning Commercial Bancshares, Inc. to both profitability and growth. The Board believes there are a number of specific factors that advise against retaining an outside firm to actively pursue the sale of the Company at this time. These factors, discussed more fully below, include:
•	the Board’s commitment to a new direction, as evidenced by the recent hiring of Robert E. Beach as the Company’s new President and Chief Executive Officer;

•	limited opportunities to realize appropriate value for shareholders through the sale of the Company in the current market; and

•	the belief that actively pursuing a sale would create uncertainty in the minds of our customers and employees about the future of the Company with the potential for immediate deterioration in the value of the Company’s business and further damage struggling local economies, adversely impact our employees and ultimately decrease the value of our franchise.
               Be assured that your Board recognizes and appreciates its fiduciary duty to our shareholders and would completely evaluate any bona fide proposal it receives. However, the Board believes that retaining an outside firm to actively seek proposals to acquire the Company at this time is not advisable and that remaining independent at this time offers the best option for maximizing long-term shareholder value.

          New President and Chief Executive Officer
          On November 1, 2007, the Board of Directors hired Robert E. Beach as the Company’s new President and Chief Executive Officer. Mr. Beach is a banker with over 25 years of management experience in high performance banks, most recently serving as Area President for KeyBank in Findlay, Ohio. He has served as a commercial loan officer and has extensive experience in both business and retail banking. Mr. Beach’s hiring by the Company is the result of a conscious determination by this Board to positively alter the Company’s direction. The Board of Directors is excited about the vision Mr. Beach has for the future of our Company.
          Mr. Beach will focus on the execution of a strategic business plan designed to deliver improved earnings. In the near term, the plan involves: (i) improved underwriting standards to bolster the credit quality of all new loans; (ii) capitalizing on efficiencies created by internalizing the Company’s data processing functions into the recently implemented operations center; and (iii) reenergizing and enhancing the productivity and efficiency of the Company’s employees through the realignment and restructuring of both the staff and the executive management team. Perhaps most importantly, Mr. Beach deeply believes that fostering a corporate culture with an emphasis on both sales and accountability will allow the Company to better meet its objectives. The Board is fully committed to providing Mr. Beach with both the support and the tools necessary to move our Company forward to the benefit of all shareholders.
          Current Market Conditions
          Even if the Board was less optimistic about the Company’s current direction, it does not believe that the present market conditions are favorable for the sale of the Company. The Board believes that the currently distressed economy has dramatically decreased both the number of institutions in our market looking to expand through acquisition and the price that any remaining institution would be willing to pay to acquire the Company. Many institutions that would be logical affiliation partners for the Company have been adversely affected by sub-prime lending problems and general negative economic conditions. Industry analysts believe that institutions willing to risk an acquisition at this time are offering lower prices in order to compensate for these increased risks. Based upon these factors, the Board feels that starting a process to sell the Company at this time would very likely result in cash and/or stock offers well below what the Board and most shareholders would consider acceptable.
          Economic Impact
          Commencing an effort to sell the Company also would create uncertainty in the minds of our customers and employees about the future of the Company, which could have a negative impact on the value of the Company’s business and ultimately its stock price. Further, the impact that a sale of the Company could have on the economies of the communities served by Commercial Savings Bank is significant. In evaluating any extraordinary corporate action, such as a potential sale of the Company, Ohio law permits the Board of Directors to consider each of the following: (i) the interests of the corporation’s employees, suppliers, creditors, and customers; (ii) the economy of the state and nation; (iii) community and societal considerations; and (iv) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.
          Given the current status of our regional and local economy, the Board believes it is important to seriously consider the foregoing factors. While the interest of the shareholders is always paramount in the minds of the Directors, such interest should be weighed against the genuine risk of the negative economic impact to these other constituencies.
          Conclusion
          In carefully weighing each of the foregoing factors against the proposal submitted by the Proponent, the Board has determined that the Company’s resources are better utilized at this time in returning the Company to profitability and growth, rather than spent upon a possible affiliation transaction which both detracts from that purpose and which has a limited potential for a satisfactory outcome. Your Board of Directors has come to the unanimous conclusion that the interests of Commercial Bancshares, Inc. and its shareholders are best served at this time by the continued independence of the Company operating under a new chief executive officer with a revised and reinvigorated business plan.

Your Board of Directors unanimously recommends a vote AGAINST the adoption of this non-binding proposal. Proxies solicited by the Board of Directors will be voted “against” this proposal unless otherwise specified by the shareholder in the proxy.
Proposal 3 Postponing or adjourning the Meeting
          The third proposal that the shareholders are asked to consider by the Company is granting the proxy holders the right to vote to postpone or adjourn the Annual Meeting of the Company, if such persons decide, in their sole and absolute discretion, that such action is in the best interest of the Company and its shareholders. It may be advisable for the proxy holders to take such action if it is believed that not all shareholders have had sufficient time to duly consider the proposals noted in these materials and return their proxies. The proposals put before the shareholders this year are atypical and could have a significant impact on the future direction and operation of the Company. A shareholder proposal has been put forth suggesting the sale of the Company. Consequently, shareholder confusion is possible. The Company feels it appropriate to grant to the proxy holders the authority to postpone or adjourn the Annual Meeting if any material provided by the Proponent is considered false or misleading, which is prohibited by rules and regulations of the Securities and Exchange Commission. For these reasons and other potential unforeseen circumstances, the Company requests that shareholders grant to the proxy holders the right to postpone or adjourn the Annual Meeting.

Your Board of Directors unanimously recommends a vote FOR granting the proxy holders the authority to postpone or adjourn the annual meeting. Proxies solicited by the Board of Directors will be voted “for” this proposal unless otherwise specified by the shareholder in the proxy.

Share Ownership of Management and Directors

	Beneficial	Percent
	Ownership of	of
Name of Officer and Position with Company	Common Stock(1)	Class
Robert E. Beach, President/CEO (Principal Executive Officer “PEO”)	850	*
Scott A. Oboy, Executive Vice President/CFO (Principal Financial Officer (“PFO”)	-0-	-0-
Mark D. Udin, Senior Vice President and Chief Operations Officer	-0-	-0-
Susan E. Brown, Senior Vice President, Retail Banking (3)	6,121	*
Steven M. Strine, Senior Vice President, Senior Lending Officer	-0-	-0-
All Directors and Executive Officers as a Group (14 persons) (2)	53,843 (4)	4.7%

*	Ownership of less than 1% of the class.

(1)	All shares are held of record with sole voting and investment power unless otherwise indicated. Beneficial ownership numbers are as of March 12, 2008. Participants in the Company’s nonqualified deferred compensation plan have no voting or investment powers for shares held under that plan.

(2)	Includes all executive officers.

(3)	Includes 6,099 shares covered by exercisable options.

(4)	Includes 6,099 shares covered by stock options now exercisable or exercisable within the next 60 days. Also includes 17,509 shares held under the Company’s nonqualified deferred compensation plan.
Executive Officers
          The following information is furnished concerning the executive officers of the Company:

Name	Age	Position and Business Background

Robert E. Beach	55	Mr. Beach serves as President and CEO of the Company and Bank, having been appointed in November, 2007. Prior to joining the Bank, he served as Area President of Key Bank in Findlay, Ohio. He has over 25 years of management experience in banking.

Susan E. Brown	61	Ms. Brown serves as Senior Vice President, Retail Banking, having served in that capacity since July 2002. Prior to assuming her current position, she served as Regional President of the Northern Region of the Bank, having been appointed to that position February 1, 2001. She joined the Bank during 1998 as Vice President of Retail Banking Services. Her prior banking experience covers 32 years, including serving as District Retail Manager for Bank One for six years.

Scott A. Oboy	40	Mr. Oboy serves as Executive Vice President and Chief Financial Officer of the Company and Bank. Mr. Oboy joined the

Name	Age	Position and Business Background

		Company in October 2005. Mr. Oboy served from 2003 to October 2005 as Chief Financial Officer of Community First Bank & Trust, Celina, Ohio, from 2002 to 2003 as Senior Financial Officer, JP Morgan Chase, Columbus, Ohio, from 2001 to 2002 as Vice President and Finance Manager, Banc One Management Corp., Columbus, Ohio, and from 2000 to 2001 as Assistant Vice President and Controller, Bank One Trust Company.

Steven M. Strine	52	Mr. Strine serves as Senior Vice President and Senior Lending Officer, having been appointed to that position in February, 2008. Prior to joining the Company, Mr. Strine served as Senior Vice President and Chief Lending Officer at the Ohio State Bank. Mr. Strine has more than 30 years of banking experience.

Mark D. Udin	37	Mr. Udin serves as Senior Vice President and Chief Operations Officer. Prior to joining the Company in April 2004, Mr. Udin served as Project Manager — Network Services for Jack Henry & Associates, a technology provider for the financial services industry, located in Springfield, Missouri, from 2002 until April 2004; and was an owner in and Chief Information Officer of NexLink Communications, Inc., a broadband services and consulting firm located in Springfield, Missouri from 1999 to April 2004.
Report of the Audit Committee of the Board of Directors
          The Audit Committee evidenced its completion of and compliance with its duties and responsibilities set forth above through a formal written report dated and executed as of March 12, 2008. The report was submitted to the Board of Directors of the Company at the March 12, 2008 Board of Directors meeting. A copy of that report is set forth below.
March 12, 2008
The Board of Directors
Commercial Bancshares, Inc.
Fellow Directors:
          The Audit Committee conducted oversight activities for Commercial Bancshares, Inc. and its subsidiaries relating to the Company’s systems of internal controls for the fiscal year ended December 31, 2007.
          In performance of its duties, the Audit Committee’s activities included, but were not limited to the following:

•	Review and discussion of the audited financial statements with Management.

•	Discussion with the independent auditors of the Company and Bank of the matters requiring discussion by Statement on Auditing Standards (SAS) No. 61.

•	Received and reviewed written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.
          Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommends to the Board of Directors that Commercial Bancshares’ audited consolidated financial statements be included in its Annual Report Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Committee also appointed the independent auditor.
Respectfully submitted,
Commercial Bancshares, Inc. Audit Committee
Michael A. Shope, Chairman
John W. Bremyer
Mark Dillon
Stanley K. Kinnett
Principal Accounting Firm Fees
          The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and December 31, 2006 by Plante & Moran PLLC, the Company’s principal accounting firm for both years.

	2007	2006

Audit Fees	$77,180	$75,750
Audit-Related Fees	-0-	-0-	(1)
Tax Fees	$13,540	15,540	(2)
All Other Fees	-0-	-0-
Total	$90,720	$91,290

(1)	Includes fees for services related to the dissolution of a subsidiary.

(2)	Includes fees for services related to tax compliance and tax planning.
Executive Compensation
Compensation Philosophy and Structure
          Introduction. The Human Resources Committee administers our executive compensation program. The committee is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs (including the stock option plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation, and for reviewing and making recommendations to the board with respect to director compensation. The President and Chief Executive Officer participates with respect to decisions concerning other executive officers of the Company. The Company is a holding company that owns the Bank, and has no direct employees of its own. The Committee determines the compensation the Bank pays to senior executives of the Company and Bank.
          The Human Resources Committee operates under a charter adopted by the Board of Directors. The committee annually reviews the adequacy of its charter and recommends changes to the Board for approval. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the Board of Directors.
          Compensation Philosophy. Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management. The Human Resources Committee has developed a compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:
•	support a pay-for-performance policy that rewards executive officers for corporate performance;

•	motivate executive officers to achieve strategic business goals; and

•	provide competitive compensation opportunities critical to the Company’s long-term success.
          The Company’s compensation programs are designed to provide senior executives with compensation opportunities that are comparable to those offered by peer group companies, consisting of Ohio banks of $250 million to $500 million in assets. In determining compensation for the senior executives, the Human Resources Committee reviewed and considered a bank compensation survey compiled by Crowe Chizek & Co., LLP, which included detailed information on the compensation practices of other community banks of similar size. The Human Resources Committee used this data to confirm that the Company’s compensation program does not exceed the market range for banks of comparable size within the Company’s peer group. Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.
          There are five components of the compensation program for executive officers of the Company’s subsidiary, Commercial Savings Bank (the “Bank”), a base salary component and a cash incentive component, which is determined by the Board of Directors in April of each year, stock option grants which were made under the Company’s 1997 Stock Option Plan or other equity-based compensation awards which could be granted, and the profit sharing and health and welfare benefit plans generally available to all employees.
          In making its decisions regarding annual salary adjustments, the committee reviews quantitative and qualitative performance factors as part of an annual performance appraisal. These are established for each executive position and the performance of the incumbent executive is evaluated annually against these standards. This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.
          The committee also administers the cash incentive program of the Company. Cash is at-risk compensation. Awards are recommended by the committee to the Board of Directors when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to the performance of the Company.
          The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.
          Components of Compensation. The elements of total compensation paid by the Company to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table which appears below (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:
•	Base salary;

•	Awards under our cash-based incentive compensation program;

•	Awards of stock options or other equity-based compensation;

•	Benefits under our Profit Sharing Plan; and

•	Benefits under our health and welfare benefits plans.
Base Salary. The base salaries of the Named Executive Officers are reviewed by the Committee annually as well as at the time of any promotion or significant change in job responsibilities. The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives. Salary income for each Named Executive Officer for calendar year 2007 is reported in Column (c) of the Summary Compensation Table, which appears below.
Incentive Cash Compensation. The Board of Directors pays a cash bonus to the Named Executive Officers under the Performance Incentive Plan of the Company based upon performance improvement in a number of areas. Included are overall increase in earnings, noninterest income, net interest income, reserve ratio, net interest margin and efficiency ratio. The Plan also has a discretionary component. Points are awarded based upon improvement in the noted categories. If there is a category showing a decrease, the Plan also allows for deductions from the total bonus to be paid. This point system may equate to a maximum bonus of 30% of base salary for the CEO and minimum of zero. Potential bonuses for all other executive officers of the Company are based upon the bonus awarded to the CEO. The maximum percentage of base salary payable to the other officers is lower than that paid to the CEO, namely 25% to Executive Vice Presidents and 20% to Senior Vice Presidents. The intent of the Plan is to reward executives for improvement in the Company’s performance and to provide less incentive cash compensation for flat or reduced performance. The Human Resources Committee did not approve bonuses for the Named Executive Officers for 2007. The Company has maintained a “Holiday Bonus Plan.” The amount paid under this plan is purely discretionary on the part of the Human Resources Committee and the Board of Directors. The Committee provided for a payment of $162 for each officer under the Holiday Bonus in 2007. Bonuses paid under the Annual Bonus Plan and the Holiday Bonus Plan for each Named Executive Officer for calendar year 2007 are reported in Column (d) of the Summary Compensation Table, which appears below.

Incentive Stock Compensation. As the 10-year term of the 1997 Stock Option Plan expired on January 1, 2007, the Human Resources Committee will review the use of stock options and other equity-based awards as a part of its compensation planning in the future to determine whether to establish a new equity-based incentive plan.
Profit Sharing Plan. The Bank has established a 401(k) profit sharing plan that allows eligible employees to save a percentage of eligible compensation on a pre-tax basis, subject to certain Internal Revenue Service limitations. The Bank will match 50% of employee 401(k) contributions up to 6 percent of total eligible compensation. In addition the Bank may make a discretionary contribution from time to time as is deemed advisable. A participant is 100% vested in the participant’s deferral contributions. A 3-year vesting schedule applies to employer discretionary contributions and employee matching contributions. In order to be eligible to participate, the employee must have completed 30 days of service. The plan calls for only lump-sum distributions upon either termination of employment, retirement, death or disability. The Company’s contributions to the plan made on behalf of the Named Executive Officers is included in column (h) as “all other compensation” in the Summary Compensation Table.
Health and Welfare Benefits. The Company provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its senior officers. The Human Resources Committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the relevant peer groups so as to assure that the Company is able to maintain a competitive position in terms of attracting and retaining officers and other employees. Except as noted herein, our employee benefits plans are provided on a non-discriminatory basis to all employees.
2007 Executive Officer Compensation. The Human Resources Committee adjusted the annual base salaries of the Named Executive Officers effective January 1, 2007. The Committee believes that the increases in salary for the Named Executive Officers provided an increase consistent with the Company’s financial condition, and were needed to keep the compensation levels of the Named Executive Officers competitive with the pay levels other community banks in the area provide for similar positions.
Adjustments in 2008 base salary for the Named Executive Officers have not yet been made. The Company has engaged a third-party reviewer to perform a company-wide assessment to determine areas in which the Company could operate more efficiently. During this process, no adjustments were made to the salaries of any of the Company or Bank’s employees. When increases are considered, they will be based upon each Named Executive’s annual performance review, an annual review of peer compensation, and the overall performance of the company.
The Company provides a reasonable level of personal benefits, and perquisites to one or more Named Executive Officers to support the business interests of the Bank, provide competitive compensation, and to recognize the substantial commitment both professionally and personally expected from executive officers. The aggregate value of perquisites and personal benefits, as defined under SEC rules, provided to each Named Executive Officer is included in column (h) as “all other compensation” in the Summary Compensation Table.

As part of its compensation program the Company has entered into executive employment agreements with Messrs. Beach and Oboy, the Company’s CEO and CFO respectively. The agreements with Messrs. Beach and Oboy provide for typical terms of employment and also provide that each will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See Employment Agreements below for a more detailed description of these events. The Company believes that these agreements will help: (i) assure the executives’ full attention and dedication to the Company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times.
Summary Compensation Table

							Change in Pension
							Value and
					Non-Equity		Nonqualified
					Incentive Plan		Deferred	All Other
Name and Principal					Compensation ($)	Option Awards	Compensation	Compensation	Total
Position (a)	Year (b)		Salary ($) (c)	Bonus($) (d)	(e)	($) (f)	Earnings ($) (g)	($) (h)	($) (i)
Robert E. Beach	2007		$28,872	$40,162	-0-	-0-	-0-	$1,904	$70,938
President and CEO (PEO)(1)	2006		—	—	—	—	—	—	—
Scott A. Oboy, EVP and	2007		$125,428	$162	-0-	-0-	-0-	$19,841	$145,431
Chief Financial Officer (PFO)(2)	2006		$120,840	$7,728	-0-	$830	-0-	$15,894	$145,292
Michael A. Shope,	2007		$75,050	$162	-0-	-0-	-0-	$3,950	$79,162
Interim President and CEO(3)	2006	(7)	—	—	—	—	—	—	—
Philip W. Kinley,	2007		$52,428	$162	-0-	-0-	-0-	$85,220	$137,810
former President and CEO (4)	2006		$145,720	$10,810	-0-	-0-	$2,433	$19,263	$178,226
Mark D. Udin, SVP	2007		$103,622	$162	-0-	-0-	-0-	$6,181	$109,965
and Chief Operations Officer (5)	2006		$99,243	$5,439	-0-	$830	-0-	$4,788	$107,300
Shawn P. Keller,	2007		$102,568	$162	-0-	-0-	-0-	$17,307	$120,037
former SVP, Senior Lending Officer (6)	2006		$85,720	$4,647	-0-	-0-	-0-	$21,504	$111,871
(footnotes on following page)

(1)	The salary figure of Mr. Beach includes salary deferred under the Bank’s 401(k) Plan and director fees. The amounts included in the “Bonus” column include $40,000 paid as a signing bonus and $162 paid under the Company’s Holiday Bonus Plan described above. The amounts shown in the “All Other Compensation” column were derived from the following figures: (1) contributions by the Bank to its 401(k) Plan: $427; (2) automobile allowance: $1,400; and (3) Club dues paid for Mr. Beach of $77.

(2)	The salary figure of Mr. Oboy includes salary deferred under the Bank’s 401(k) Plan and fees for attendance at the Company’s Board of Director meetings. The amounts included in the “Bonus” column include $162 paid under the Company’s Holiday Bonus Plan described above. The amounts shown in the “All Other Compensation” column were derived from the following figures: (1) contributions by the Bank to its 401(k) Plan: $3,907; (2) automobile allowance of $8,400; (3) Club dues paid for Mr. Oboy of $4,263; and (4) payment of health and dental premiums of $2,328 and $943 respectively.

(3)	Mr. Shope served as interim President and Chief Executive Officer following the resignation of Philip Kinley and received a compensation package for his service in that role. Amounts included under the “Salary” column include: (1) salary of $58,800; and (2) $16,250 for service on the Board of Directors and Director Committees, of which $7,250 was paid in cash and $9,000 was deferred in accordance with the terms of the Commercial Savings Bank Deferred Compensation Plan. The amounts included in the “Bonus” column include $162 paid under the Company’s Holiday Bonus Plan described above. Amounts included under the “All Other Compensation” column include: (1) an automobile allowance of $3,500; and (2) health and dental insurance premiums in the amount of $388 and $62 respectively.

(4)	Mr. Kinley served as President and Chief Executive Officer of the Company until his resignation in June, 2007. Mr. Kinley agreed to a severance package with the Company that is more fully described in the section of this Proxy Statement captioned “Employment Agreements.” The salary figure of Mr. Kinley includes salary deferred under the Bank’s 401(k) Plan and fees for attendance at the Company’s Board of Director meetings. The amounts included in the “Bonus” column include $162 paid under the Company’s Holiday Bonus Plan described above. The amounts shown in the “All Other Compensation” column were derived from the following figures: (1) payments for covenant not to compete provided in severance package, $54,750; (2) salary continuation provided in severance package, $18,250, (3) contributions by the Bank to its 401(k) Plan: $2,495; (4) automobile allowance of $4,200: (3) Club dues paid for Mr. Kinley of $2,642 and (4) payment of health and dental premiums of $1,940 and $943 respectively.

(5)	The salary figure of Mr. Udin includes salary deferred under the Bank’s 401(k) Plan and fees for attendance at the Company’s Board of Director meetings. The amounts included in the “Bonus” column include $162 paid in the Company’s Holiday Bonus Plan described above. The amounts shown in the “All Other Compensation” column were derived from the following figures: (1) automobile usage and allowance of $2,910; and (2) payment of health and dental premiums of $2,328 and $943, respectively.

(6)	Mr. Keller served as Senior Vice President and Senior Lending Officer of the Bank until his resignation effective December 31, 2007. The salary figure of Mr. Keller includes salary deferred under the Bank’s 401(k) Plan and fees for attendance at the Company’s Board of Director meetings. The amounts included in the “Bonus” column include $162 paid in the Company’s Holiday Bonus Plan described above. The amounts shown in the “All Other Compensation” column were derived from the following figures: (1) automobile allowance of $7,200; (2) contributions by the Bank to its 401(k) plan: $3,047; (3) Club dues paid for Mr. Keller of $3,789; and (4) payment of health and dental premiums of $2,328 and $943 respectively.

(7)	During 2006, Mr. Shope received compensation only in his capacity as a member of the Company’s Board of Directors, which compensation was disclosed in the Director Compensation Table included as part of the Company’s proxy solicitation materials filed in connection with the Company’s 2007 annual meeting of shareholders.
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Outstanding Equity Awards at Fiscal Year and Year-End

Number of Securities
	Number of Securities	Underlying Unexercised	Option	Option
	Underlying Unexercised	Options (#)	Exercise	Expiration
Name	Options(#) Exercisable	Unexercisable	Price ($)	Date
Robert E. Beach President and CEO	N/A	N/A	N/A	N/A
Philip W. Kinley, former President and CEO (1)	N/A	N/A	N/A	N/A
Michael A. Shope, Interim President and CEO	N/A	N/A	N/A	N/A
Scott A. Oboy, EVP/CFO	N/A	1,000	$26.75	12/31/2015
Mark D. Udin, SVP/ Chief Operations Officer	N/A	1,000	$26.75	12/31/2015
Shawn P. Keller, former SVP/ Senior Lending Officer (2)	N/A	N/A	N/A	N/A

(1)	Mr. Kinley’s options under the Company’s 1997 Stock Option Plan expired 90 days after his resignation on June 30, 2007.

(2)	Mr. Keller’s options under the Company’s 1997 Stock Option Plan expired 90 days after his resignation on December 31, 2007.
Narrative Explanation of Outstanding Equity Awards
The Named Executive Officers hold options to purchase the number of shares set forth above. The Plan, which had a ten-year term, expired on January 1, 2007. The Human Resources Committee has not taken affirmative action to establish a new stock option plan and will review whether such a plan is an appropriate part of the Company’s compensation philosophy.
Deferred Compensation Plan
          The Company adopted the Commercial Savings Bank Deferred Compensation Plan, a nonqualified deferred compensation plan, effective as of January 1, 1999. All executive officers and directors of the Company are eligible to participate in this Plan, but currently only directors and no executive officers participate in the Plan. The purpose of the Plan is to permit participating directors and executive officers to voluntarily defer receipt of designated percentages or amounts of their compensation and/or director’s fees, and therefore defer taxation of deferred amounts. The deferred compensation is deposited in an irrevocable grantor trust and invested in common stock of the

Company. The trustee purchases shares of the Company’s common stock on a quarterly basis. The price to be paid per share is the average of the high and low prices of the Company’s stock for the month prior to the date of purchase as quoted on the Over-the-Counter Bulletin Board. The trustee attempts to purchase the common stock on the open market at the determined price. Should the trustee be unable to purchase sufficient shares in the open market, authorized but unissued common stock of the Company may be purchased by the trust. Each participating director or executive officer is entitled to receive the shares accumulated by the trustee on their behalf at retirement, death, disability or upon a change in corporate control. In addition, a participating director or executive officer will also be entitled to receive their vested shares upon other termination of their service with the Company or in the event of an unforeseen emergency. The amounts accrued for directors in this Plan in 2007 are set forth above in the Director Compensation Table. As noted, no executive officers currently participate in the Plan.
Employment Agreements
          Employment Agreement with Robert E. Beach. The Company entered into an employment agreement with Mr. Beach as of November 1, 2007. The agreement provides that Mr. Beach will serve as President and Chief Executive Officer of the Company. The agreement has an original term of three years from the effective date. At the end of each of the first two years of the original term of the agreement, the agreement shall be automatically extended for a one year period following the conclusion of the original term or first extended term, as applicable, unless either the Company or Mr. Beach provides notice of nonrenewal at least 60 days prior to the expiration date of the first or second year of the original term of the agreement, and subject to earlier termination as set forth in the agreement. Under the terms of the agreement, Mr. Beach is entitled to a signing bonus, his base salary of $185,000 for 2008, and participation in bonus plans existing or adopted by the Company or the Bank. The employment agreement further provides for fringe benefits to Mr. Beach including life and disability insurance, an automobile allowance, vacation, reimbursement of appropriate business expenses and additional items. In addition, the employment agreement provides that in the event of termination of Mr. Beach by the Company without “cause” (as defined in the agreement), the Company will be responsible for payment of his continuing compensation for 12 months. The agreement provides that the Company may terminate Mr. Beach for cause with no obligation to him after the date of termination. The agreement also contains a provision intended to protect Mr. Beach in the event that there is a “change of control,” as defined in the agreement, in the Company. In the event of a change of control in which Mr. Beach is discharged or his position with the Company is significantly altered, the Company is obligated to pay Mr. Beach a single lump sum in an amount equal to 1.5 times the sum of his then current base salary and last cash bonus within 30 days of termination of employment. The Board believes that this type of provision is appropriate to maintain Mr. Beach in the employ of the Company and the Bank and to have him evaluate any proposed transaction in an objective manner for the benefit of the shareholders without concern for his personal situation. The employment agreement contains a covenant not to compete prohibiting Mr. Beach from competing with the Company throughout the term of the employment agreement and for a period of 12 months after the termination of his employment.
          Employment Agreement with Scott A. Oboy. The Company entered into an employment agreement with Scott A. Oboy as of October 24, 2005. The agreement provides that Mr. Oboy will serve as Chief Financial Officer of the Company. The agreement had an original term that expired October 24, 2006, but is renewed automatically for an additional one year period unless either the

Company or Mr. Oboy provides notice of nonrenewal at least 60 days prior to the expiration date, and subject to earlier termination as set forth in the agreement. Under the terms of the agreement, Mr. Oboy is entitled to his base salary and to participate in bonus plans existing or adopted by the Company or the Bank. In addition, the employment agreement provides for fringe benefits to Mr. Oboy including health, life and disability insurance, an automobile allowance, vacation, reimbursement of appropriate business expenses and additional items. In addition, the employment agreement provides that in the event of termination of Mr. Oboy by the Company without “cause” (as defined in the agreement), the Company will be responsible for payment of his continuing compensation for 12 months. The agreement provides that the Company may terminate Mr. Oboy for cause with no obligation to him after the date of termination. The agreement also contains a provision intended to protect Mr. Oboy in the event that there is a “change of control,” as defined in the agreement, in the Company. In the event of a change of control in which Mr. Oboy is discharged or his position with the Company is significantly altered, the Company is obligated to pay Mr. Oboy his then current base pay for 18 months. The Board believes that this type of provision is appropriate to maintain Mr. Oboy in the employ of the Company and the Bank and to have him evaluate any proposed transaction in an objective manner for the benefit of the shareholders without concern for his personal situation. The employment agreement contains a covenant not to compete prohibiting Mr. Oboy from competing with the Company throughout the term of the employment agreement and for a period of 12 months after the termination of his employment.
          Separation Agreement with Philip W. Kinley. During 2007, the Company and Bank also entered into a Separation Agreement and General Release with Philip W. Kinley, the former president and Chief Executive Officer of the Company. Under the terms of this Agreement, the Company is required to make monthly payments to Mr. Kinley at the rate of $12,166.67 per month for a period of 12 months from his resignation date. These payments are allocated 25% to salary continuation and 75% to a covenant not to compete with the Company for a period of two years. Pursuant to this Agreement, the Company will also continue to pay health, disability, and other welfare insurance plan premiums for Mr. Kinley until the earlier to occur of one year following his resignation date or the date on which he agrees to new employment. The Company shall also continue to pay Mr. Kinley’s membership at the Marion Country Club, as a part of the Bank’s corporate membership, until December 31, 2008. In addition, Mr. Kinley retains his vested or accrued rights and benefits in the following plans: Commercial Savings Bank 401(k) Retirement Plan; 1997 Commercial Bancshares, Inc. Stock Option Plan; Commercial Savings Bank Director’s Deferred Compensation Program; and the Executive Supplemental Retirement Plan as administered by Benmark.
          Interim Arrangement with Michael A. Shope. Between June 30, 2007 and November 1, 2007, Michael A. Shope, the Company’s Chairman of the Board, served as interim President of the Company. In connection with his service in this capacity, the Company entered into a verbal arrangement with Mr. Shope which provided for the payment of a monthly salary of $13,000. The arrangement also included a monthly automobile allowance of $700 and participation in the Company’s health insurance plan for secondary coverage.
Section 16(A) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file reports of ownership and changes of ownership of Common Stock of the Company with the Securities and Exchange Commission. Officers and directors are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.
          Based upon written representations and copies of reports furnished to the Company by its officers and directors, all Section 16 reporting requirements applicable to the Company’s officers and directors during 2007 were satisfied on a timely basis with the exception of Dr. Bremyer, who had 3 late reports covering 11 transactions.
Relationship with Independent Registered Public Accountants
          The Audit Committee of the Board of Directors has retained Plante & Moran PLLC (“Plante & Moran”) as the Company’s independent registered public accounting firm for 2008. A representative of Plante & Moran will be in attendance at the Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions from those in attendance.
          The services performed by Plante & Moran in 2006 and 2007 were pre-approved in accordance with pre-approval policies and procedures established by Company’s Audit Committee. These policies describe the permitted audit and non-audit services that this firm may perform. They require that at the beginning of each fiscal year a description of the services expected to be performed in the fiscal year be presented to the Audit Committee for approval.
Other Business
          Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for Shareholder action at the Meeting, the persons named in the enclosed form of proxy shall vote the shares represented thereby in accordance with their best judgment.
Availability of Annual Report on Form 10-K
          A copy of the Company’s annual report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission for the year 2007 will be provided to you, without charge, upon written request. To obtain a copy please write to Commercial Bancshares, Inc., 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351, Attention: Shareholder Relations.
Shareholder Communications with the Board of Directors
          The Company and Board of Directors welcome communication from shareholders and other interested persons. Communications may be made by writing to the Chairman of the Board, c/o David J. Browne, Corporate Secretary, Commercial Bancshares, Inc., 118 S. Sandusky Avenue, Upper Sandusky, Ohio 43351. A copy of the written communications will also be forwarded to the Company’s CEO. If the Chairman and CEO determine that such communications are relevant to the Company’s operations and policies, such communications will be forwarded to the proper committee of the Board of Directors, or to the entire Board of Directors.

Shareholder Proposals for Next Annual Meeting
          Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2009 Annual Meeting, they must be received by the Company no later than December 3, 2008. Such proposals should be directed to Commercial Bancshares, Inc., Attention: David J. Browne, Corporate Secretary, 118 S. Sandusky Avenue, Upper Sandusky, Ohio 43351. Any shareholder who intends to propose any other matter to be acted upon at the 2009 Annual Meeting of Shareholders must inform the Company not later than February 16, 2009. The proxy cards delivered in connection with next year’s Annual Meeting will confer discretionary voting authority, to be exercised in the judgment of the Corporation’s Board of Directors, with respect to any shareholder proposal received after February 10, 2009. The Corporation also retains its authority to discretionarily vote proxies with respect to shareholder proposals received after November 27, 2008 but prior to February 10, 2009, unless the proposing shareholder takes the necessary steps under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.
          In order to make a director nomination at a shareholder meeting, it is necessary that you notify Commercial Bancshares, Inc. no fewer than 45 nor more than 90 days in advance of the meeting. In addition, the notice must meet all other requirements contained in the Company’s Code of Regulations.
          A copy of the Company’s 2007 Annual Report is being delivered with this Proxy Statement.
By Order of the Board of Directors
David J. Browne
Secretary
Dated April 2, 2008
TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

COMMERCIAL BANCSHARES, INC.
118 South Sandusky Avenue
Upper Sandusky, Ohio 43351
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 7, 2008.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
The undersigned, having received notice of the Annual Meeting (the “Meeting”) of Shareholders of Commercial Bancshares, Inc., an Ohio corporation (the “Company”), to be held at 4:30 p.m. local time on Wednesday, May 7, 2008, hereby designates and appoints John W. Bremyer, Deborah J. Grafmiller, and Michael A. Shope, and each of them with authority to act without the others, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, without par value, of the Company held of record by the undersigned on March 12, 2008, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Meeting or any adjournment thereof.
Proposal 1 Election of Directors. To elect the following four (4) nominees as Class II Directors: Daniel E. Berg, Lynn R. Child, Mark E. Dillon, and Kurt D. Kimmel.
               ☐ FOR ALL NOMINEES (EXCEPT AS MARKED BELOW)
               ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
IF YOU WISH TO WITHHOLD AUTHORITY FOR INDIVIDUAL NOMINEE(S), ENTER THE NAME(S) ON THIS LINE:

          The Board of Directors unanimously recommends a vote FOR election of the named nominees.
Proposal 2 Shareholder Proposal. Recommending that the Company’s Board seek proposals from, and engage, an independent, qualified outside firm to assist the Company in seeking an acquirer for the Company.
               ☐ FOR          ☐          AGAINST          ☐ABSTAIN
          The Board of Directors unanimously recommends a vote AGAINST Proposal 2.
Proposal 3 Authority to Adjourn. To grant the proxy holders the right to vote proxies to adjourn the Meeting if such action is in the best interests of the Company and its shareholders.
               ☐ FOR          ☐ AGAINST          ☐ ABSTAIN
          The Board of Directors unanimously recommends a vote FOR Proposal 3.
Proposal 4 Other Business. To transact such other business as may properly come before the Meeting or any adjournment thereof.

This Proxy will be voted as directed on the matters listed above. Where no direction is specified with respect to any of the matters listed above, this Proxy will be voted: (1) FOR each of the persons nominated under Proposal 1; (2) AGAINST Proposal 2; and FOR Proposal 3. This Proxy will be voted in accordance with the judgment of the proxies on any other business that may properly come before the Meeting or any adjournment thereof.
The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting and voting in person. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.
Please sign the Proxy as your name appears on your stock certificate(s). JOINT OWNERS SHOULD EACH SIGN PERSONALLY. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give your full title as such.

Dated:

Printed Name of Shareholder

Signature of Shareholder

Signature of Shareholder (if held jointly)
PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY.